Exhibit 10.3

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of May 6, 2021, is made by and among ACON S2 Sponsor, L.L.C., a Delaware limited liability company (the “Sponsor”), ACON S2 Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), ESS Tech, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 5, 6, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 5, 6, 8 and 9), certain individuals, each of whom is a member of Acquiror’s board of directors and/or management (the “Insiders”). The Sponsor, Acquiror, the Company and the Insiders (solely for purposes of Sections 5, 6, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 5, 6, 8 and 9)) shall be referred to herein from time to time, collectively, as the “Parties” and each, individually, as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Merger Agreement by the parties thereto, pursuant to which, among other things, the Sponsor and the Insiders will (a) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Domestication and the Merger) at any meeting of the stockholders of Acquiror, (b) agree to be bound by certain transfer restrictions with respect to its Class B ordinary shares, par value $0.0001 per share, of the share capital of Acquiror (“Acquiror Common Stock”) prior to Closing, (c) reaffirm certain lock-up provisions of that certain Letter Agreement dated as of September 16, 2020 by and among Sponsor, Acquiror and the Insiders (the “Letter Agreement”), (d) agree to be bound by certain lock-up provisions during the lock-up period described herein with respect to its Acquiror Common Stock issued pursuant to the Merger Agreement or the Subscription Agreements and (e) waive any anti-dilution or similar protection with respect to all of the Acquiror Common Stock related to the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.

a. Agreement to Vote. The Sponsor and each Insider hereby unconditionally and irrevocably agrees to (i) vote at any meeting of the shareholders of Acquiror, however called, (including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Acquiror, all of its Acquiror Common Stock in favor of the Proposals, including proposals relating to the Merger, the Domestication and any other transactions contemplated by the Merger Agreement to occur at or immediately prior to the Closing) and without limiting the generality of the foregoing, prior to the Closing, to the extent that it is necessary or advisable, in each case, as reasonably determined by Acquiror and the Company, and (ii) withhold consent with respect to any matter, action or proposal that would reasonably be expected to result in a material breach of any of the Acquiror’s covenants, agreements or obligations under the Merger Agreement or any of the conditions to the Closing set forth in Sections 8.01 or 8.03 of the Merger Agreement not being satisfied; provided, that in the case of either (i) or (ii), the Merger Agreement shall not have been amended or modified without the Sponsor’s consent (x) to decrease the consideration payable under the Merger Agreement or (y) to change the form of merger consideration in a manner adverse to the Sponsor.

b. Representation. The Sponsor and the Insiders are the sole legal and beneficial owners of all Class B ordinary shares, par value $0.0001 per share, of the share capital of Acquiror and each such Person has valid, good and marketable title to its Acquiror Common Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Acquiror Organizational Documents). The Sponsor and the Insiders have the sole right to vote (and provide consent in respect of, as applicable) all of their respective Acquiror Common Stock and, except for this Agreement or as publicly disclosed in the Acquiror SEC Reports, are is not party to or bound by (i) any option, warrant, purchase right or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Sponsor to transfer any of its Acquiror Common Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or transfer of any of its Acquiror Common Stock, in each case, that could reasonably be expected to (A) impair the ability of the Sponsor to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The Sponsor is the legal and beneficial owner of 4,666,667 Acquiror Warrants (as defined below), and no other Person holds Acquiror Warrants.

2. Waiver of Anti-dilution Protection. The Sponsor and each Insider hereby (a) waives, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, any rights to adjustment of the conversion ratio with respect to the Acquiror Common Stock owned by such Person set forth in the Governing Documents of Acquiror or any other anti-dilution or similar protection with respect to Acquiror Common Stock owned by such Person (in each case, whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise) and (b) agrees not to assert or perfect any rights to adjustment of the conversion ratio with respect to the Acquiror Common Stock owned by such Person set forth in the Governing Documents of Acquiror or any other anti-dilution or similar protection with respect to the Acquiror Common Stock owned by such Person (in each case, whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise).

3. Transfer of Shares. The Sponsor and each Insider hereby agrees that such Person shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Acquiror Common Stock or otherwise agree to do any of the foregoing, (b) deposit any of its Acquiror Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect any of its Acquiror Common Stock that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Acquiror Common Stock, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Acquiror Common Stock even if such Acquiror Common Stock would be disposed of by a person other than such Person or (e) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

4. Termination of Registration and Shareholder Rights Agreement. Upon the Closing, the Parties hereby agree that certain Registration and Shareholder Rights Agreement, dated as of September 16, 2020, by and among the Acquiror, the Sponsor and the other parties thereto, and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

5. Vesting and Forfeiture of Sponsor Warrants.

a. The Sponsor hereby agrees that the Private Placement Warrants (as such term is defined in that certain Warrant Agreement, dated September 16, 2020, by and between Acquiror and the Exchange Agent, the “Acquiror Warrants”) held by the Sponsor shall be subject to the following vesting terms and any Acquiror Warrants that remain unvested pursuant to this Section 5 as of the expiration of the Earnout Period shall be forfeited. In the event of a forfeiture, the Sponsor shall return such Acquiror Warrants to the Acquiror for cancellation. The Sponsor hereby agrees that any Acquiror Warrants that are unvested at any time, may not be exercised or transferred without the prior written consent of the Acquiror (such consent to be given, conditioned or withheld in its sole discretion).

b. The Parties hereby agree that 3,500,000 of the Acquiror Warrants shall vest at Closing.

c. The Parties hereby agree that 583,333 of the Acquiror Warrants shall be forfeited at Closing.

d. 291,667 of Acquiror Warrants shall vest upon the occurrence of the Milestone Event described in Section 2.09(a)(i) of the Merger Agreement (as adjusted in accordance with the terms of Section 2.09(f) of the Merger Agreement).

e. In addition to the vesting of Acquiror Warrants contemplated by the immediately preceding clause (d), an additional 291,667 of Acquiror Warrants shall vest upon the occurrence of the Milestone Event described in Section 2.09(a)(ii) of the Merger Agreement (as adjusted in accordance with the terms of Section 2.09(f) of the Merger Agreement).

6. Redemption; Other Covenants.

a. Unless this Agreement shall have been terminated in accordance with Section 7, each of Sponsor and the Insiders, severally and not jointly, hereby agrees that Sponsor or such Insider (as applicable) shall not effect a redemption of any of its shares of Acquiror Common Stock.

b. The Sponsor and the Insiders hereby agrees to be bound by and subject to (i) Section 7.02 (Exclusivity) of the Merger Agreement to the same extent as such provisions apply to Acquiror as if the Sponsor were directly party thereto and (ii) Section 7.05 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if the Sponsor were directly a party thereto.

c. Each of the Sponsor and the Insiders acknowledges and agrees that the Company is entering into the Merger Agreement in reliance upon all the Parties entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Party entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

7. Lock Up. The Sponsor and the Insiders hereby agree and acknowledge that the terms set forth in Section 5 of the Letter Agreement shall continue to be in effect and are binding against such parties, and none of the Sponsor, the Insiders or Acquiror shall amend, modify, limit or terminate such obligations without the prior written consent of the Company (which may be given in its sole discretion).

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the effective date of a written agreement of the parties hereto mutually terminating this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 8(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5 and 12 (solely to the extent related to the foregoing Sections 2 and 5) shall each survive the termination of this Agreement pursuant to Section 8(a), and (iii) Sections 9, 10, 11 and 12 (solely to the extent related to the foregoing Sections 9, 10 and 11) shall survive any termination of this Agreement. For purposes of this Section 8:

a. “Willful Breach” means a material breach of a covenant that is a consequence of an intentional act undertaken or an intentional failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement; and

b. “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly set forth in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party, to induce it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (v) causing such Party to suffer damage by reason of such reliance.

9. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against the Parties. Notwithstanding the foregoing, nothing herein shall limit the Liability of any Party for Fraud or Willful Breach committed by such Party.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Acquiror Common Stock, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of Acquiror or its Affiliates, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Acquiror or its Affiliates or as an officer, employee or fiduciary of Acquiror or its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Person.

11. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Incorporation by Reference. Sections 10.03 (Assignment), 10.06 (Governing Law), 10.07 (Captions; Counterparts), 10.09 (Entire Agreement), 10.10 (Amendment), 10.11 (Severability), 10.12 (Jurisdiction; Waiver of Jury Trial), 10.14 (Non-Recourse) and 10.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ACON S2 ACQUISITION CORP.

By:	/s/ Adam Kriger
Name: Adam Kriger
Title: Chief Executive Officer

ACON S2 SPONSOR, L.L.C.

By:	/s/ Teresa Bernstein
Name: Teresa Bernstein
Title: Secretary

ESS TECH, INC.

By:	/s/ Craig Evans
Name: Craig Evans
Title: President and Founder

[Signature Page to Sponsor Letter Agreement]

INSIDERS:

By: /s/ Adam Kriger
Name: Adam Kriger

By: /s/ Jonathan Ginns
Name: Jonathan Ginns

By: /s/ John Roush
Name: John Roush

By: /s/ Daniel Jinich
Name: Daniel Jinich

By: /s/ Sarah Kirshbaum Levy
Name: Sarah Kirshbaum Levy

By: /s/ Ryan Shadrick Wilson
Name: Ryan Shadrick Wilson

[Signature Page to Sponsor Letter Agreement]

By: /s/ Janie Goddard
Name: Janie Goddard

[Signature Page to Sponsor Letter Agreement]